Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom llp

FOUR TIMES SQUARE NEW YORK 10036-6522 (212) 735-3000 Fax: (212) 735-2000 http://www.skadden.com	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES
PALO ALTO
SAN FRANCISCO
WASHINGTON, D.C.
WILMINGTON
December 13, 2005	BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MOSCOW
MUNICH
PARIS
SINGAPORE
SYDNEY
TOKYO
Refac	TORONTO
One Bridge Plaza	VIENNA
Suite 550
Fort Lee, New Jersey 07204

Re:	Refac
Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Refac, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), up to 11,500,000 shares (“Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issuable upon consummation of each of (i) the merger of OptiCare Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“OptiCare Merger Sub”), with and into OptiCare Health Systems, Inc., a Delaware corporation (“OptiCare”), pursuant to the terms of the Agreement and Plan of Merger (the “OptiCare Merger Agreement”), dated as of August 22, 2005, as amended, by and among the Company, OptiCare Merger Sub, OptiCare, and solely with respect to certain sections, each of Dr. Dean Yimoyines, Linda Yimoyines and Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (the “OptiCare Merger”), and (ii) the merger of U.S. Vision Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“U.S. Vision Merger Sub”), with and into U.S. Vision, Inc., a Delaware corporation (“U.S. Vision”), pursuant to the terms of the Agreement and Plan of Merger (the “U.S. Vision Merger Agreement”), dated as of August 22, 2005, as amended, by and among the Company, U.S. Vision Merger Sub, U.S. Vision and the stockholders of U.S. Vision, Inc. (the “U.S. Vision Merger”) (collectively, the “Mergers”).

Refac
December 13, 2005

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) executed copies of the U.S. Vision Merger Agreement and Amendment No. 1 to the U.S. Vision Merger Agreement; (iii) executed copies of the OptiCare Merger Agreement and Amendment No. 1 to the OptiCare Merger Agreement; (iv) a specimen certificate representing the Common Stock; (v) the Restated Certificate of Incorporation of the Company, dated as of February 28, 2003, as certified by the Secretary of State of the State of Delaware, as amended to date and currently in effect; (vi) the Amended and Restated Bylaws of the Company, dated as of June 20, 2005; (vii) the form of Restated Certificate of Incorporation of the Company attached as Annex C to the Registration Statement being submitted to a vote of the Company’s stockholders (the “Charter Amendment”); and (viii) certain resolutions of the Board of Directors of the Company, dated August 8, 2005 and December 7, 2005, relating to the issuance of the Shares and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the General Corporation Law of the State of Delaware in connection with the transactions contemplated herein. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

     Members of our firm are admitted to the bar in the States of New York and Delaware, and we do not express any opinion as to laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
     Based upon and subject to the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable upon: (i) receipt of the requisite Refac stockholder approval of the Charter Amendment and filing of the Charter Amendment with the Secretary of State of the State of Delaware; (ii) receipt of the requisite Refac stockholder approval of the OptiCare Merger Agreement, as amended, and the OptiCare Merger, including the issuance of shares in the OptiCare Merger; (iii) receipt of the requisite OptiCare stockholder approval of the OptiCare Merger Agreement, as amended, and the OptiCare Merger; (iv) the consummation of the OptiCare Merger pursuant to the OptiCare Merger Agreement, as amended, following receipt of the approvals set forth in clauses (ii) and (iii); (v) receipt of the requisite Refac stockholder approval of the U.S. Vision Merger Agreement, as amended, and the U.S. Vision Merger, including the issuance of shares in the U.S. Vision Merger, and the consummation of the U.S. Vision Merger pursuant to the U.S. Vision Merger Agreement, as amended; and (vi) issuance of the Shares and delivery of the certificates representing the Shares in the form of the specimen certificate examined by us, manually signed by an authorized officer of the transfer agent and registrar of the Common Stock in the manner contemplated by each of the OptiCare Merger Agreement, as amended, and U.S. Vision Merger Agreement, as amended.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP